Exhibit 99.1

Conference Call Transcript

CAT - Q4 2006 Caterpillar Inc. Earnings Conference Call

Event Date/Time: Jan. 26. 2007 / 11:00AM ET

CONFERENCE CALL PARTICIPANTS

Mike DeWalt

Jim Owens

David Raso

Alex Blanton

Mark Koznarek

Ann Duignan

David Bleustein

Joel Tiss

Robert McCarthy

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Caterpillar fourth quarter 2006 earnings results conference call. At this time, all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Mike DeWalt, director of Investor Relations for Caterpillar.

 Mike DeWalt

Thank you very much and good morning everybody. Welcome to Caterpillar's year-end conference call. I am Mike DeWalt, the director of Investor Relations. I'm pleased to have our Chairman and CEO, Jim Owens, and our CFO, Dave Burritt, with me on the call today. This call is copyrighted by Caterpillar Inc. Any use, recording, or transmission of any portion of this call without the express written consent of Caterpillar is strictly prohibited. If you would like a copy of today's call transcript, you can go to the SEC filings area of the investor section of our Cat.com website where it is filed as an 8-K. They are also available on the SEC's website.

In addition, certain information we will be discussing today is forward-looking and involves material uncertainties that could impact expected results. A discussion of those uncertainties is also included in the Safe Harbor statement filed as an 8-K with the SEC today. Earlier this morning we reported record sales and record profit per share for both the fourth quarter and the full year 2006. For the quarter, sales and revenues were $11 billion and profit per share was $1.32.

For the year, sales and revenues were $41.5 billion and profit per share was $5.17. For the full year, sales and revenues were up 14% and profit per share rose 28%. Before I review the comparisons with 2005, I would like to take a few minutes and talk about how we did in 2006 compared with our expectations. To put it in perspective, let's go back for a moment to this time last year. On January 26, 2005, we reviewed our '05 results and provided an outlook for 2006. As we started the year, we estimated that sales and revenues would be about $40 billion and profit per share would be in a range of $4.65 to $5.00. Our actual sales and revenues were $41.5 billion. When we issued the outlook, we did not anticipate the acquisition of Progress Rail. That added $766 million to sales and revenues, but had little impact on profit per share. Excluding Progress Rail, our sales and revenues were about $40.8 billion, about $100 million higher than our original outlook. At $5.17, our actual profit was $0.17 higher than the top end of the outlook range, 7% higher than the midpoint.

Now let's compare to our most recent outlook that we issued on October 20, 2006. It's expected sales and revenues of about $41 billion with profit in a range of $5.05 on the low side to $5.30 on the high side. The middle of the range was $5.17 per share. Actual sales and revenues were about $500 million higher and profit per share was about at the midpoint of the range. While we were about at the midpoint, there were pluses and minuses in terms of how we got there. First, we were encouraged by sales being higher than our outlook. Speaking of sales, we will be posting our dealer statistics on our website at the conclusion of this call.

What you will see is an improvement in the three-month moving average for dealer sales. December was a pretty good month overall, strong sales in the Europe, Africa, Middle East region, and improvement in North America. So on balance we were encouraged by better sales in our outlook for the quarter. Price realization was $36 million below our most recent outlook and was influenced by an unfavorable geographic mix of sales. If you go back and look at our outlook from October 20th for sales and compare it to our actual sales for 2006, you'll see that North America was down very slightly and all the improvement versus the outlook was outside North America.

Costs were higher than we had expected, but not for production material. Material costs rose slightly versus last year, but were about where we thought they would be for the quarter. The factors that contributed to the increase in core operating costs were the $500 million increase in sales volume, disruption related to production holes at our factory that produces backhoe loaders in North America, and higher period costs at most of our business units. There were not any individual major surprises. The increase was widespread across the company. To put it in perspective, though, while costs in the fourth quarter are always tough to forecast, we did expect to do better than we did.

While costs were higher than we expected, the increase in the quarter was actually similar to the quarter-over-quarter increases we've seen all year. We were up $322 million for the fourth in this quarter and the full year average per quarter was about $315 million. On the positive side, in addition to the higher sales volume, the tax rate in the quarter was lower than we had expected. Our geographic profit mix and the extension of the R&D tax credit were the main contributors.

To sum it up versus the outlook, sales volume was positive. The tax rate was a positive. Costs were higher and price realization a little lower. There certainly were puts and takes but overall on balance we were about on the midpoint of the range.

Let's turn for a moment and talk about how we did versus 2005. For the fourth quarter, sales and revenues were up a little over $1.3 billion or about 14%. Without Progress Rail, the increase in sales and revenues would have been about 10% and profit per share at $1.32 was also up about 10%. Let's frame up the pluses and minuses on profit. Price realization was a positive and contributed $190 million to operating profit; however as I mentioned before it was negatively impacted by a geographic sales mix. Compared with the fourth quarter of 2005, if you look at machine sales in North America and exclude Progress Rail, we were down about 10%, while machine sales in Europe, Africa, Middle East were up 42%.

Sales volume was a positive for the quarter but product mix was unfavorable. The very high volume of truck engines in the quarter was a part of the story on the positive for volume but was negative for product mix. As I mentioned a little bit ago, core operating costs were unfavorable $322 million, similar to the average of the year at $315 million per quarter. There is more of a breakdown on core operating costs in the Q&A section of the release.

For the full year, sales and revenues were up about $5.2 billion dollars or 14%. Without Progress Rail, the increase in sales and revenues would have been about 12%. Profit per share was up 28% or $1.13 from the $4.04 we earned in 2005. Our after-tax ROS for 2006 -- and that is profit divided by sales and revenues -- increased from 7.9 to 8.5%. In a nutshell, the improvement was a result of incremental margin on the higher sales volume and the improvement in price realization exceeding the increase in core operating costs for the year. And the improvement to 8.5% was despite unfavorable effects related to the acquisition of Progress Rail, an unfavorable geographic and product mix during the second half of the year.

Let's turn to the outlook for 2007 and overall it is a pretty positive story. So I think I will ask Jim Owens to cover that.

 Jim Owens

Thanks, Mike. Overall we certainly have a very positive story to report, but certainly some hurdles to clear this year. That said, I am pleased to reaffirm the preliminary outlook for 2007 that we provided back in October. Before I talk about 2007 though I would like to add just a little more color to Mike's review of 2006. Overall 2006 was a spectacular year for our company. It was our fourth consecutive year of double-digit growth in sales and revenues and profit per share. It was our third straight year of record profits per share. We generated significant positive cash flow. Our machine and engine business operating cash flow was $4.6 billion.

We made significant strategic acquisitions, notably Progress Rail. We raised our quarterly dividend another 20% in June, marking the 13th consecutive year that our dividend per share has increased. We bought back over 45 million shares of stock and while we used some of it for the Progress Rail acquisition and some to offset the effects of option exercised dilution, we lowered our basic ending share count to just under 646 million shares, a net decline of about 25 million shares. Further, we have invested $1.6 billion in the future of the company.

We are in the midst of an extensive new product introduction program and we are investing to increase our manufacturing capacity as well as our footprint in emerging markets. And finally but certainly not least important we had another great year on the people and corporate integrity front. Employee engagement surveys are at record highs. Safety metrics improved about 20% and are the best we have ever reported. Our integrity with regard to financial reporting and options administration remain impeccable.

While 2006 was truly an outstanding year for Caterpillar, we did not accomplish everything we expected. We did not improve our overall product quality this year. Don't get me wrong, we have excellent products. Our products are leaders in both quality and productivity and features, but we have very ambitious targets to get better and we did not move the needle as much as we would have liked in 2006. We also stumbled with the production ramp up for some of our new product introductions this year. Backhoe loaders, reloaders and quarry and construction truck all encountered some headwinds and delays. That drove both production and shipment delays, our inventories, and temporary quality problems. But a key point here is that we did the right thing. We took care of our customers and that is in certainly the best long-term interest of our shareholders.

We have worked hard to improve delivery times to our customers and we were able to cut the number of models on managed distribution by more than half in 2006. But we still have a lot of work to do to improve velocity. Our inventory turns and delivery times are not where we want them to be and our dealers did not reduce machine inventories as much as we would have liked in 2006. Our costs were higher than estimated when we started the year and our factory efficiency still needs to improve. As a result, we have a significant focus on process improvement and cost control, and we've taken actions that we believe will pay off.

We're introducing the Caterpillar production system and have a strong organization in place to drive its implementation over the next two to three years. And a few months ago we reorganized our three large Midwestern assembly plants to improve efficiency, drive commonality and lower-cost. The bottom line on cost is our performance in 2006, while driven by higher volume and new product introductions, was not where we need to be. Satisfying customers and getting production up has been a major driver at Caterpillar over the last few years. In 2007, we are expecting relatively flat volume and I can assure you that cost control along with quality and velocity, are getting increased attention.

Improving qualities that our customers recognize and improving velocity with inventory turns as a key measure are a significant element of our business unit incentive pay plans for 2007. Again, bottom line 2006 a significant financial success. Sales and revenues up 14%, profit up 28% and certainly we generated a lot of cash and I think deployed it very effectively. But we still have work to do in the area of operational excellence and we are getting on it. Okay, 2006 is in the record books, so let's turn our attention to 2007.

There has certainly been a lot of noise about the U.S. economy, particularly the housing sector and on highway truck engines. Frankly I think there's been too much emphasis on these two negatives and not enough emphasis on the substantial growth occurring in key market segments and economies outside of the United States. So I am pleased to report that we are well positioned to reaffirm our outlook for 2007. We are projecting that sales and revenues will be flat to up about 5%. That is a range of $41.5 billion to $43.6 billion topline, with profit in a range of $5.20 to $5.70 per share.

Over the past few years, we have had the great fortune as you know to have growth in virtually all market segments and in most regions of the world. That is certainly not going to happen this year. As acknowledged, we have significant headwinds in two important North American end markets, on highway truck engines and U.S. housing. In total, these two end markets represent new machine and engine sales in the order of about $5 billion in 2006. In combination, sales volume in these two areas is expected to be off substantially in 2007. Again, in the neighborhood of about 40% reduction. In addition, as a result of improved availability, we expect dealers to lower their inventories in 2007 and we will be working with them to manage that effectively. The difference between the dealer inventory increases that we had in 2006 and the decline that we expect in 2007 should reduce our sales by about $1 billion.

These three items which for the most part negatively affect North American sales put us in a hole before we start talking about the substantial positives that are out there. Thankfully we are a diverse and global business with a significant portfolio of product market segments and service related businesses. And about half of our sales, keep in mind, our outside of North America. The most important positive we see for 2007 is the continued strength in a number of key sectors, notably global mining and oil and gas. But also large infrastructure projects, power generation, and marine sales will be at record levels. We are for all practical purposes essentially sold out in 2007 for large trucks, underground mining products, large engines and industrial gas turbines. Additionally the order board for these products is already building well for 2008 and beyond.

Further, we are increasingly encouraged by the strength of real economic growth outside of North America. The Europe, Africa, Middle East region, the Asia-Pacific theatre, and Latin America are all headed for solid growth in 2007, and we expect world GDP growth will be close to the robust level reported in 2006. In summary, despite the headwinds in North America, we expect our sales and revenues to be up at least modestly in 2007. In terms of profit, we plan to deliver modest gains in 2007 even with the sharp downturns in these critical North American truck and housing market segments. We have significant offsetting strengths.

As you look at our outlook order board chart for 2007 operating profit, you'll notice two very important points. One, price realization is a smaller number than last year. And second, we are expecting a very modest cost increase, well below the increase we planned and realized in 2006. In terms of price realization with the softening in the U.S., we anticipate a tougher pricing environment than we have had over the last couple of years. In addition, as Mike mentioned about the fourth quarter, we will continue to have our negative geographic mix into '07 with very strong sales outside of North America in more intensely competitive zones.

In terms of cost, a few points. We increased our sales and revenues 14% last year, really pushing capacity thresholds for many, many products. That was certainly a cost driver. This year we are expecting sales and revenues to be up slightly. Our supply chain is getting more efficient and improving steadily during last year. It continues to get better. And with volume down slightly, particularly when you net out Progress Rail, we do not expect that volume pressure on capacity will be nearly as great next year.

We are still investing substantially in R&D for new products, but we expect our R&D expense in 2007 to be relatively flat with 2006. (indiscernible) telling it albeit a very high level. We expect material costs in 2007 to be about flat with 2006. Further, we are expecting less disruption than we had in 2006 related to new product introductions. Finally, we will start to see benefits as we deploy the Caterpillar production system and aggressively roll it out across our manufacturing operations globally. In short, we will be very focused on cost management in 2007.

One more point on 2007. While we expect profit per share to be up in 2007, our sales negatives are front-end loaded, the comparisons at least. We do not provide an outlook by quarter, but I want you to know that we expect the impact of lower truck engine sales and U.S. housing to negatively impact operating profit by about $200 million in the first quarter versus first quarter last year. That is something you may want to consider as you think about our quarterly earnings pattern in 2007.

In summary, 2006 was indeed a spectacular year for sales, profit, and cash flow. I am pleased to be able to report our positive outlook in reaffirming the plans we have for 2007. Okay, I think it is time to move onto the Q&A portion of the call. And as always in the interest of time and fairness to others, please limit yourself to one question and one follow-up. We are ready for the first question.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) David Raso.

 David Raso

Citigroup. I had a question on the '07 outlook. In particular trying to break out North America what we are expecting, if you look at the fourth quarter ex Progress Rail, as you mentioned the volumes were down about 10.5%, a bit worse than the third quarter where you were down 5.8 ex Progress Rail. What are we assuming for North America volumes for machines and also pricing?

Mike DeWalt

David, this is Mike. I think we're not going to break out pricing for next year separately. We got about $900 million in the outlook for 2007, but most of the negatives that we talked about, truck engines and U.S. housing, and in most of the dealer inventory declines are in the U.S., so we will have net declines for those items in the U.S.

 David Raso

Directionally, given pricing was up only 50 bps in North America for machines in the fourth quarter, can you at least give us directionally should I expect pricing to be down in North America in '07?

Jim Owens

No. We are looking our price plans for the year for about a 2% weighted average price increase machines, engines, and parts. That is pretty consistent across geographic regions from the baseline prices that we have this year. We are not expecting price declines, so we will be obviously paying attention to what the competition does, but because we expect to maintain and in some cases improve our market position with better availability, but that is our current best expectation of net price realization.

David Raso

I guess given that the pricing in the fourth quarter was less than your '07 outlook for pricing, you said geographically it's all about 2%. Can you help me understand how we're going to have -- let's assume the industry is down in '07 besides your own inventory adjustment. Could the pricing be better in '07 than we saw in the fourth quarter, was there something unique in the fourth quarter? Understandably with some products getting new omissions models in the spring? Was there some clearing out or discounts?

 Mike DeWalt

(multiple speakers) effective January 1, all preannounced, so I don't think there will be too much carryover for price reduction into the new year. A little bit but not too much, so there is a price increase effective January 1. And the comparisons we've been telling you all along would be on price. We are very, very strong in the first half of the year because we did not take a midyear price increase in 2006. That narrowed quite a bit as we went through the year. So we think that -- we're pretty comfortable with the 2% projection for next year in the U.S.

David Raso

Lastly the cost issue; I appreciate after up over $1.25 billion last year core operating costs up 225 is an improvement, but given the focus for management on costs in '07, given some of the commodity prices hopefully are helping you out a bit on your input costs, why should we expect we can't do better than up 225 on costs? Am I not appreciating the new engine plant in China, the issues at Lafayette adding capacity, R&D? Why shouldn't we expect a better number than that?

 Jim Owens

We're still transitioning all of our machine productline up to new ACERT engines, which involves other product feature upgrades simultaneously with the emissions upgrade, so there is still a very large agenda of new product introductions on the machine side rolling through the system. CapEx higher again because of capacity bottlenecks that we are alleviating really across all of our North American and European manufacturing operations and updating some of the PWAP capital that we have that is in those facilities has been run pretty hard through the last three years. Plus the expanding footprint in China, India, and other emerging markets to take care of the volume opportunities that we currently have and foresee for the near-term future. So we think plateauing at a pretty high level is the right thing for our operating cost increase next year. We are confident we can manage to that level.

 Mike DeWalt

Just one other point on that, David. Of that 225, I would say most of that is depreciation, capital plan from last year and what we have in the outlook for this year. Jim kind of talked about that.

David Raso

Jim, on that point, the 225, given this is your focus in '07, just from your philosophical view of what you can get in the system in '07, is that a very honest assessment of what you can do at cost or just internally are we thinking we can do better than that? Because obviously for '06 clearly that was part of the disappointment on the numbers, the controlling the costs.

 Jim Owens

Keep in mind in '06 our volumes turned out to be even stronger than we went into the year anticipating and the volumes drove some of that cost. We went into the year consciously expecting to spend more on research and engineering. If you're a $40 billion company and you want to continue to grow, you got to continue to invest in future technology. So that plus we consciously obviously raised our capital spend in light of the growth opportunities that we were currently experiencing and see in the near-term future, we feel pretty comfortable about where we are.

 David Raso

I appreciate the time, thank you.

Mike DeWalt

I would just make one more comment about the '07 outlook. If you look at the reporting that came out today, there were press reports about from First Call on the sales that are in the First Call numbers and that tends to not -- First Call does not include revenues from financial products. So sometimes the press reports on what our actual results are versus First Call or our projected results versus First Call were off a little bit and that is because First Call only included the sales and our topline number includes sales and revenues. Just an aside about the '07 outlook.

Operator

Alex Blanton.

 Alex Blanton

Ingalls and Snyder. I was going to point out something on what you just said, Mike. Your guidance was $41.5 billion to $43.6 billion for 2007, and the widespread media reports compared that with the $41.1 billion analyst consensus from First Call and said that it was above the consensus. But the $41.5 billion to $43 billion includes revenue of financial products and that probably will be about $3 billion I guess, so if you subtract that, it is $38.5 billion to $40.6 billion for machinery and engines. And that is the number that is in First Call, the $41.1 billion is machinery and engine sales as opposed to revenues. And therefore the guidance here is actually below the consensus, not above it. So it is the opposite of what was widely reported and this mistake happens every quarter. The comparisons are wrong. Because the fact that First Call estimates do not include financial products. So is it possible for you to remind people of this in your press release in the first paragraph of it in coming quarters so that we do not get these mistakes which happen every quarter?

 Mike DeWalt

We will look at it Alex, but I think realistically when we do our release, we're trying to talk about what we saw in the quarter and trying to relate our results to press reports.

 Alex Blanton

I understand, but if you're going to have continued mistakes in reporting, you need to address it.

 Jim Owens

I is not mistakes in our reporting.

 Alex Blanton

Not in your reporting, their's.

 Jim Owens

I understand it is an inconsistency with First Call and we will mention that to them again. We have done that before.

 Alex Blanton

They are not going to change their procedures. You are asking the analysts to change their estimating procedure and they are not going to do that, so you need to deal with it by explaining it. My question is this. The Caterpillar production system that Jim mentioned, I am wondering exactly how it differs from what you have been doing, because Caterpillar had a big program, plant with a future program the end of 1986 and was finished in 1993 in which you shifted the whole company over from batch processing processes, the old-style manufacturing to cell manufacturing and just in time inventory and Kan Ban and all of that, which is the modern way of doing things. So called lean manufacturing, although you have been improving on that ever since. So how does the Cat Production System, which clearly is taking off from the Toyota production system, which originated in the '50s actually, how does that differ from what you have been doing? What are the improvements? What can we look for?

 Jim Owens

Great question, Alex. It's a long answer. But basically I would say we had an inconsistent deployment of class A disciplines across our business units. A lot of different practices across our 280 manufacturing operations around the world. The Toyota production system, and now the Caterpillar production system is a very process oriented, disciplined way to run our manufacturing operations that is consistent, uses exactly the same metrics in every one of our facilities. It is aggressive deployment of Lean Six Sigma disciplines, in [212,005] process disciplines, and APQP type disciplines that the automotive industry has used very effectively, we have not done very effectively. Sporadically we have done it well in some plants but not all, so we now have really defined the recipe very precisely in 2006. We spend a tremendous time doing this, bringing in a lot of midcareer executives to help us define and get the recipe right for deployment. We have got a deployment champion in every one of our manufacturing operations and I would see this as a two to three-year journey to get the full benefits, but I think they will be profoundly positive. They are a key element of our ability to deliver 15% to 20% per annum growth in earnings per share. I'm confident that this is the single most important thing we're doing to achieve those results.

If you look at the very best of our facilities in terms of operational excellence our Solar gas turbines division, our Cat Brazil operations where a lot of these disciplines are in place, you see dramatic improvements in product quality, in terms of cost of quality. Get it right before it gets to the customer so it doesn't come off the shop floor as well as we would like and velocity, inventory turns in total. So we know it can be done. We have benchmarked against best in class companies. We have an incredible leadership resolve to deliver and I think you're going to find the results spectacular. I do not want talk about them too much. I would rather just surprise you all with them when we deliver.

 Alex Blanton

I have to say this is really -- a more disciplined, more consistent, more disciplined approach.

 Jim Owens

Absolutely. It is not about capital. It is about process disciplines. We are also of course having to invest in capital for expanded capacity and replace some of those old PWAF machines that are just worn out.

 Alex Blanton

Okay, thank you, Jim.

Operator

Mark Koznarek.

 Mark Koznarek

Cleveland Research. I have a question about the mining exposure that you have. We have seen some pretty sharp corrections in some of the commodities, just using copper as an example we are at $2.60, $2.70 a pound now, down from $4.00. Looking at your outlook for Latin America, we've got only 1% expected volume growth versus 11% last year. I am wondering if these two are related. Have we hit hurdle points such that capital spending plans are from mine operators are starting to be reevaluated, projects pushed out, etc.?

 Mike DeWalt

Just quite a bit wrapped up into that question and I will cover your question about the 1% in Latin America separately, but it does not relate to mining. You know, there has been a lot of news about commodity prices coming off, but I'm just going to quote a few numbers right now. This is compared to where we were a year ago today. Gold is up 16%, aluminum is up 21%. Copper is up 20%. Nickel is up $1.74. And I could go on. I think it is true that commodity prices have come off of highs, but they are still at very high levels and well above levels that we would think would drive investment. That number certainly varies by mine and by region, but copper for example, where it is at today at $2.64 is still more than double what we think is a level necessary for investment.

In terms of mining capital budgets, and these are stats from the metals economic survey of Canada, '06 was up 47%. When they came into the year, that particular index was expecting up 10 to 20% and their projection, the same group, their projections for '07 is an increase of 10 to 20%. So we are pretty bullish about the future of mining, even though commodity prices are off of kind of the midyear highs.

With respect to your question about sales in Latin America, that does stick out a little bit and it is not really so much your garden variety machines and engines. Solar actually has quite an impact there. Solar sales year by year certainly can vary quite a bit by region. Overall, as Jim had said earlier, they were essentially sold out, but more of their production is going into other regions. So I think the largest reason why sales in Latin America are not up maybe in line with some of the other non U.S. regions is Solar. I hope that helps.

Alex Blanton

So that would help bridge the numbers that Finning has commented on before their forecast for Latin Americas, 16 to 18%, so you are saying that the big swing here, Mike, is Solar.

 Mike DeWalt

In Latin America, actually there is not a big swing in Latin America. What you have is sales in Latin America of solar '07 over '06 being down and everything else being up more robustly then the 1% number would lead you to think.

 Jim Owens

And I think, Mark, they got a pretty good allocation of large trucks in 2006, so staying at that very high level in '07 given the world demand for this productline. We have a strategic partnering relationship with most of the major mining companies in the world and most of the major oil and gas companies in the world, so we have pretty good insight into their projects. I don't see them worrying too much about today's price levels in terms of their plans. To add to what Mike said, we think this mining cycle has got good legs and it is augmented by the Canadian oil sands and the amount of investment going in there. Even with oil prices at $45 to $50 per barrel, the investment there is still very, very attractive and I'm confident it will go forward.

Alex Blanton

Jim, do you think that your mine customers will have expanded E&P budgets or capital spending in '07 versus '06?

 Jim Owens

I think they will and I think there is a fleet of equipment working in the mines and the amount of hours it's being worked and the amount of rebuilds and product support that goes with all of that is also very strong.

 Mark Koznarek

Okay, thanks very much.

Operator

Ann Duignan.

 Ann Duignan

From Bear Stearns. Jim, a question for you. The tone of your macro outlook has changed a little bit over the last quarter. What would be the impact on the business outlook if the Fed does nothing this year or indeed if they even raised interest rates on the back of inflation? What would be the impact in '07 and '08 on your business outlook?

 Mike DeWalt

We're certainly mindful of the global macro economic risk. We've changed our opinion slightly. Actually the fourth quarter was somewhat stronger in U.S. than we anticipated. We think that means likely the Fed will not decrease rates in the first half year as they continue to watch this inflation situation, which by the way we think is not much of a threat. We are looking -- we have material cost increases about 1% last year. We're looking for zero this year. I think we are a pretty good bellwether for industrial materials, so I don't see a lot of inflationary pressure. The risk I think in the global economy is a substantial dollar weakness which would of course raise inflationary concerns and cause the Fed to tighten instead of loosen. I think that has more implications for '08 than '07. Again, our best case scenario at this point is that the Fed will be easing rates in the latter half of the year because we will be growing at substantially less than capability and we think they will be lowering rates. But we are obviously gearing our thinking to be prepared for all contingencies.

 Ann Duignan

My comment I guess and we could talk about this off-line probably is that employment is another factor that wage inflation may be a problem, we have record low unemployment.

 Jim Owens

We have record low unemployment but we have also record productivity growth. In most cases that productivity growth is continuing and again, we have easing of a lot of commodity prices off some of the peaks they hit particularly in energy prices; that will help ease some inflationary concerns.

 Ann Duignan

If we are in an environment where interest rates remain flat, then what would your outlook for GDP growth be in '08 in the U.S.? Would that change?

 Jim Owens

That is a little early for us to call that. If rates went up significantly from here it would change it, as opposed to our expectations that it will be easing by 25 to 50 basis points in the latter half of '07. But again, we live in an uncertain world and we are preparing ourselves for pretty wide volume swings. And the best case scenario or the most likely scenario we believe at this point in time is for soft landing in the U.S., something that looks a lot like the mid '90s slowdown and reacceleration. And there is a lot of strength in the global economy right now that I think lends support for that.

 Ann Duignan

Sure, and I certainly appreciate that. Can I switch to commodity prices then? I think over the last 12 months you have been buying a lot of your commodities spot. You have fewer long-term agreements than you might have had three or four years ago. Why would we not expect to see input costs to be a positive impact in the back half of the year given your outlook for the macro environment?

 Jim Owens

We do not buy very many commodities per se except through purchased finished materials and we do hedge our commodity positions. You're right, we went more spot as the prices spiked up because we did not see a good opportunity to hedge those but we stay very active in that market. I think our treasury team has done an excellent job over the years in managing our commodity exposures. A lot of those commodity prices did not move all the way into purchased material prices and some of our suppliers took lower margins. I don't think we are going to see a big price cut associated with falling commodity prices either. Maybe from steel and the excess capacity in steel in the global market will help us a little.

Mike DeWalt

Actually if you go back to the comment that I made about commodity prices versus a year ago, most metals commodities are up in the range of 20% versus this time last year.

Ann Duignan

Yes, and I appreciate that. Additionally there's probably likely to be a lag anyway even if we did see further decline. Just one final follow-up, quick. Progress Rail, is that going to contribute to growth in the machinery group? I know if I ask you how much it is going to grow by you won't tell me, but do you expect Progress Rail to deliver revenue growth in '07 and contribute to the overall growth of the business? And the same question for logistics.

 Mike DeWalt

This is Mike, Ann. Two points. One, Progress Rail is going to contribute to growth easily because we only had it half of the year in '06 and we'll have it in our numbers for a full year in '07. Beyond that it is our expectation that is a growing business and I think sales for this year in '06 were actually a bit higher than we thought they were going to be when we acquired them. So yes I think it is a great business and we expect growth from Progress Rail. There will be a big incremental step up again in '07 because we have it for the full year.

 Ann Duignan

Sure, I appreciate that. So organic growth rate what are we talking, maybe somewhere in the mid single digit?

 Jim Owens

You know, they are not a reportable segment for us. I would just as soon not get into those specific growth rates.

 Ann Duignan

Okay, how about logistics? Any comments on that business?

 Jim Owens

Let me just say we really like both of those businesses a lot in terms of strategic and diversification and having very good growth potential. Probably growth potential higher than the machine and engine business for the next several years, and we are very pleased with our purchase. With the strategic merit from it and with the future earnings potential that's going to come from it. Logistics we continue to experience very positive growth and particularly growth with our existing accounts, which is very encouraging.

 Mike DeWalt

We have about ten minutes left so if we could try to get maybe a couple more people in.

 Ann Duignan

Thank you.

Operator

David Bleustein.

David Bleustein

UBS. Jim, thanks a ton for being on the call. Let me ask you this. Can you touch on your plans for growth in China? What percentage of revenues is China today? What are your thoughts on core growth in '07 and '08?

 Jim Owens

With kind of order of magnitude numbers we're around $1 billion this year out of the $41.5 billion. We are expecting a very significant growth, a minimum of doubling to 4 times over the next five years I would say is likely. In '07 we should complete an acquisition that we have got an equity position in now around midyear if all goes according to our plan. So we should see a pretty solid organic growth; the completion of that acquisition and we are working on others -- we are working on substantially expanding our footprint with a component manufacturer, eventually with engine manufacturer in country to support, the machine assembly plants we have there, and we are working of course on our expanded dealer network and its product support footprint and capabilities. So we continue to be very, very optimistic about the growth in profit prospect in China.

David Bleustein

Just following up, how strong is the indigenous competition in China? When you say buildout your infrastructure, you expect to be building greenfield or do you expect to be making acquisitions?

 Jim Owens

A good part of the component side will be greenfield. We have a manufacturing sort of park underway with hydraulic components. We'll probably eventually put cabs there, transmissions. We will have engines manufactured in China one way or the other within the next couple, three years. They will support the very substantial machine assembly operations we already have going there with hydraulic excavators, wheel loaders, motor graters, track type tractors. And essentially to serve the Chinese domestic market we think we bring a better product integrity and reliability, durability, and the complete Cat business model with dealers, dealer support, rental services, financial services in leasing, so more of a holistic business model than Chinese customers have had the benefit of before. So we are very excited about the opportunities there. It is an investment to create this kind of presence, but for the long-term strategic leadership position we aspire to, it is very essential.

David Bleustein

Great, then just two follow-ups on other's questions. One on the truck engine build, you gave your outlook for truck builds and how much you thought they would be down. How much do you think the engine builds will be down given the inventory build at the end of '06?

 Jim Owens

No. We gave you our outlook for the engine build, not the truck build. I think the truck OEMs are a little more optimistic than we. They bought a lot of engines from us in the fourth quarter that will actually go into production in the first quarter. They just are not buying any new ones from us to speak of, so our outlook was for the truck engine build, not for the truck OEMs.

Mike DeWalt

I will say this, if you go back to our Q&A in the back of the release, that has to do with industry. But Jim's comments before we started the call had to do with our sales.

 David Bleustein

Okay, terrific, then final question. Steel plate contract prices, are you paying more or less in 2007?
Mike DeWalt

I'm sorry, I didn't hear the first of the question.

David Bleustein

The steel, what are you paying for steel plate? I'm just curious to know if the roll through of increases on contract prices for steel plate is a continued headwind or if those flattened down or if those are down in '07. I'm just trying to get a sense for that one commodity.

 Jim Owens

Again I'd say overall steel I think is going to be sort of neutral to maybe slightly positive on next year's material costs overall, but not a big change one way or the other. And I can't give you an absolute number because we buy from so many different suppliers depending upon where we are in the world. We buy for Asia in Asia, Europe in Europe, North America in North America, South America in South America. But I think it is not a big story one way or the other for us in '07.

 David Bleustein

Terrific. Thanks.

Operator

Joel Tiss.

 Joel Tiss

Lehman Brothers. Just the first question. Just trying to gauge where the mix is going. Can you talk a little bit more specifically about where the inventories are too high and also where you're booking some of your orders for 2008 again with the angle on trying to figure out where the mix is going?

Jim Owens

Let me just say first off in terms of months of sales and I think Mike this would be correct, we do not have excess inventories. In fact they are kind of at the low-end of where they have historically been. But the big inventory in dealers are essentially North America and we feel we can do a lot better job. We would like to move away from the automotive model of dealers buying for stock inventory and then selling to customers from that stock inventory. We would like to radically reduce that over the next three or four years as our delivery capability gets better to where they take in customer orders and expect a much shorter lead time and delivery from us. We may hold a little more inventory. In fact to take a lot of dealer inventory out of the system. We think it is more efficient, more cost-effective, will give us better quality, the whole spectrum of things. And it will contribute to less cyclical swings because the dealers historically every single time have built inventory in the up cycle and taken inventory out in the downcycle, so this is an important effort. This is managing down the level that they believe they need in order to take care of our customers better, so the correction, the inventory correction is essentially in North America and hopefully it will be gradual. It will be all during 2007. I would say that $1 billion may be high; it is our aspiration of how much we'd like to manage out and I am happy to have that much lower sales in order to reduce future cyclical swings. I hope I have been clear about that. I know it seems to be some confusion on that front. Where we are getting our orders -- the mining industry, the oil and gas industry, maybe the oil sands industry, they know the kind of capacity constraints we have. They're doing a better job of working strategically with us, giving us visibility of their needs. So in fact we're getting orders out in '08 and '09 in many cases for mining trucks, 35 and 3600 hundred series engine, our new C175 engines. And for marine applications people that have long lead time, big projects and certainly gas turbines, so all of these are the capital planning cycle for some of our largest customers. As they look at the global economy and they look at the capacity constraints that they are confronting, they have better visibility and are giving us some better visibility.

 Joel Tiss

May I ask a follow-up? The share repurchase, capital reallocation, free cash flow generation, can you just give us a sense what your thinking for '07?

 Jim Owens

We always just take these things to the Board, but I would say I believe very strongly in keeping ourselves optimally leveraged probably in that 35 to 40% range. We probably have some scope to go up in that because we have taken some equity adjustment for the pension accounting. If the interest rates go up, all of a sudden our pensions will be fully funded again and we won't have to put money there for a long time. I would look to our Board to be very supportive of that, to want to maintain optimum leverage, therefore to deploy our free cash to grow the business first and foremost, to annually raise our dividends. And to use the residual for share repurchase in a fairly aggressive manner as we have done in the last couple of years.

Mike DeWalt

I will just make one other comment about that. This last year we had a net reduction of 25 million shares, had very positive operating cash flow for M&E $4.6 billion. We're talking about a modest increase in profit next year and this year we built quite a bit of inventory, much of it related to the higher volume. And certainly our plans for the year do not include inventory builds, so overall next year or this year '07, ought to be a pretty good year for cash flow.

Operator

Robert McCarthy.

Robert McCarthy

Robert W. Baird. In the increase in the quarter attributable to manufacturing costs, you say about 60% variable and that that is shared between higher materials costs and operating inefficiencies. Are those two factors within the manufacturing cost comparison roughly equal in size?

Mike DeWalt

Let's see, material costs in the quarter were I think on the order of magnitude of about $50 million to $75 million.

 Robert McCarthy

So it makes that a little bit bigger than the inefficiency number, so if our calculations from last quarter are right on the truck issues that you had in the third quarter, that means that sequentially the number came down and we think we'll make further progress in the first quarter. What I'm trying to get at is the idea that this will be sort of an ongoing headwind in new product introductions.

 Mike DeWalt

Which is a lot going on right now.

 Jim Owens

Two comments about that are variable labor inefficiency. If you look at it for '06 was most significant in the third quarter and your point about the pouring construction truck new product introduction certainly was a contributor to that. It was not as dramatic in the fourth quarter and certainly again we do not do guidance by quarter, but our forecast for next year has pretty flat costs overall. I think I mentioned earlier the biggest single increase that we see makes up the 225 is actually depreciation, so on a year-over-year basis, we're not looking for a variable operating efficiencies certainly to get worse (multiple speakers) material costs we expect to be about flat.

 Robert McCarthy

My other question to do with PRS. Can you tell us what kind of an impact it had on machinery segment operating margin in the quarter?

 Mike DeWalt

Overall Progress Rail has a slightly lower operating profit than the average for the company certainly and it brought it down a couple of tenths of a point.

Robert McCarthy

Very good, thanks a lot.

 Mike DeWalt

Okay, I think we are out of time. Thank you very much for your attention today and have a good day.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.

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